Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Stoneridge, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	Rule 457(c) and (h)	726,000 Common Shares (2)	$4.42 (3)	$3,208,920.00	0.00015310	$491.29
Total Offering Amounts					$3,276,000.00		$491.29
Total Fee Offsets							–
Net Fee Due							$491.29

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Registrant’s Common Shares Without Par Value (“Common Shares”), that become issuable pursuant to the anti-dilution provisions of the Plan.

(2) Represents 726,000 additional shares of Common Shares reserved for issuance under the Plan pursuant to an amendment to the Plan that was duly adopted and approved by the shareholders of the Registrant on May 13, 2025.

(3) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee. The maximum price per share of Common Shares and the maximum aggregate offering price are based on the average of the $4.59 (high) and $4.24 (low) sale price of the Registrant’s Common Shares as reported on the New York Stock Exchange on May 8, 2025, which date is within five business days prior to filing this Registration Statement.